Exhibit 5.1

CONNER & WINTERS, P.C.

LAWYERS

3700 FIRST PLACE TOWER

15 EAST FIFTH STREET

TULSA, OKLAHOMA 74103-4344

(918) 586-5711

FAX (918) 586-8982

December 13, 2004

Global Power Equipment Group Inc.

6120 South Yale, Suite 1480

Tulsa, Oklahoma 74136

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Global Power Equipment Group Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-8 (the “Registration Statement”) relating to an aggregate of up to 1,500,000 shares of the common stock, par value $.01 per share, of the Company (the “Shares”) which may be issued from time to time pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”).

In rendering the following opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In this connection, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed that the consideration to be received by the Company for each of the Shares upon issuance will equal or exceed the par value per share of the common stock of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and the applicable authorized forms of agreement thereunder, will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, the Delaware General Corporation Law and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction. As used herein, the term “Delaware General Corporation Law” includes

Global Power Equipment Group Inc.

December 13, 2004

the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and judicial decisions interpreting these laws as of the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Conner & Winters, P.C.